Exhibit 4.4

WARRANT AGREEMENT

This Warrant Agreement (this “Agreement”), dated as of [___________], 2014, is by and between Microlin Bio, Inc., a Delaware corporation (the “Company”), and VStock Transfer, LLC, with offices at 18 Lafayette Place, Woodmere, New York (the “Warrant Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Warrant Certificate.

WHEREAS, the Company is engaged in an initial public offering (the “Offering”) of units consisting of common stock of the Company, par value $0.000001 per share (“Common Stock”), and warrants to purchase shares of Common Stock of the Company (“Warrants”) and, in connection therewith, has determined to issue and deliver up to [____________] Warrants to public investors in the Offering, and [___________] Warrants, bearing restrictive legends, in each case each such Warrant evidencing the right of the holder thereof to purchase one share of Common Stock of the Company for $[____] per share, subject to adjustment as described herein;

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, No. 333-193315 (the “Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the units to be sold in the Offering, the shares of Common Stock included in the units to be sold in the Offering, the Warrants included in the units to be sold in the Offering, and the shares of Common Stock underlying the Warrants;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights and immunities of the Company, the Warrant Agent and the holders of the Warrants (the “Holders”); and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company, countersigned by or on behalf of the Warrant Agent, as provided herein, and delivered by the Company in the manner and for the consideration described in the Registration Statement, the underwriting agreement for the Offering and applicable warrant, valid, legal and binding obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.          Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.          Warrants.

2.1           Form of Warrant. Each Warrant shall be (a) issued in registered form only, (b) in substantially the form of Exhibit A attached hereto (the “Warrant Certificate”), the provisions of which are incorporated herein, (c) signed by, or bear the facsimile signature of a duly authorized officer of the Company, and (d) signed by the Warrant Agent. In the event the person whose facsimile signature has been placed upon any Warrant Certificate shall have ceased to serve in the capacity in which such person signed the Warrant Certificate before such Warrant Certificate is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance. All of the Warrants shall initially be represented by one or more book-entry certificates (each, a “Book-Entry Warrant Certificate”).

2.2           Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3           Registration.

2.3.1           Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of the original issuance and the registration of transfers of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. Except as provided in this Section 2.3.1, all of the Warrants shall initially be represented by one or more Book-Entry Warrant Certificates deposited with the Depository Trust Company (the “Depository”) and registered in the name of Cede & Co., a nominee of the Depository. Ownership of beneficial interests in the Book-Entry Warrant Certificates shall be shown on, and the transfer of such ownership shall be effected through, records maintained (i) by the Depository or its nominee for each Book-Entry Warrant Certificate; (ii) by institutions that have accounts with the Depository (such institution, with respect to a Warrant in its account, a “Participant”); or (iii) directly on the book-entry records of the Warrant Agent with respect only to owners of beneficial interests that represent such direct registration.

If the Depository subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement within ten (10) days after the Depository ceases to make its book-entry settlement available. In the event that the Company does not make alternative arrangements for book-entry settlement within ten (10) days, or the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depository to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and the Company shall instruct the Warrant Agent to deliver to the Depository definitive Warrant Certificates in physical form evidencing such Warrants.

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At the request of any initial purchaser of Warrants, the Warrant Agent shall deliver to such purchaser definitive Warrant Certificates in physical form, registered in the name of such purchaser, evidencing the Warrants purchased by such initial purchaser.

All definitive Warrant Certificates shall be in substantially the form of Exhibit A attached hereto.

2.3.2           Beneficial Owner; Registered Holder. The term “Beneficial Owner” shall mean any person in whose name ownership of a beneficial interest in the Warrants evidenced by a Book-Entry Warrant Certificate is recorded in the records maintained by the Depository or its nominee. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (the “Registered Holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Any reference herein to the term Holder or Registered Holder shall include a Beneficial Owner who has received definitive Warrant Certificates registered in its name.

3.          Terms and Exercise of Warrants.

3.1           Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant Certificate and of this Agreement, to purchase from the Company the number of shares of Common Stock and at the price of $[_____] per share, subject to the adjustments provided therein. The term “Warrant Price” as used in this Agreement shall mean the price per share at which shares of Common Stock may be purchased at the time a Warrant is exercised.

3.2           Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date of issuance thereof and on or before the Termination Date. For purposes of this Agreement, the “Termination Date” shall have the meaning set forth in the Warrant. Each Warrant not exercised on or before the Termination Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Termination Date.

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3.3           Exercise of Warrants.

3.3.1           Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Warrant Agent, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, of a duly executed facsimile copy of the Notice of Exercise Form annexed to the Warrant Certificate and surrender of the Warrant Certificate by the Holder or, in the case of a Book-Entry Warrant Certificate, a copy of the Notice of Exercise Form annexed to the Warrant Certificate properly delivered by the Participant in accordance with the Depository’s procedures, and (ii) within three (3) Trading Days following the date of exercise, payment in full of the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes (except as set forth below) due in connection with the exercise of the Warrant, the exchange of the Warrant for the shares of Common Stock, and the issuance of such shares of Common Stock, by wire transfer or cashier’s check drawn on a United States bank, made payable to the Company, unless the cashless exercise procedure specified in Section 2(c) of the Warrant Certificate is specified in the applicable Notice of Exercise. When permitted by the provisions of the Warrant Certificate, the Registered Holder of any Warrant may pay the Warrant Price by the cancellation of such number of Warrant shares as is necessary, in accordance with the formula set forth in subsection 2(c) of the Warrant Certificate, to exercise the Warrant with respect to the maximum number of Warrant shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c) of the Warrant Certificate. Partial exercises of the Warrant resulting in purchases of a portion of the total number of Warrant shares available thereunder shall have the effect of lowering the outstanding number of Warrant shares purchasable thereunder in an amount equal to the applicable number of Warrant shares purchased. The Holder and the Warrant Agent shall maintain records showing the number of Warrant shares purchased and the date of such purchases and, in the case of a Book-Entry Warrant Certificate, the Warrant Agent shall maintain records showing the notation that shall be made to the records maintained by the Depository, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance, if any, of the Warrants remaining after an exercise of Warrants. The Warrant Agent shall, by the next Trading Day following the date of exercise of any Warrant, advise the Company and the Transfer Agent and registrar in respect of (a) the Warrant shares issuable upon such exercise as to the number of Warrants exercised in accordance with the terms and conditions of this Agreement, (b) the instructions of each Registered Holder or Participant, as the case may be, with respect to delivery of the Warrant shares issuable upon such exercise, and the delivery of definitive Warrant Certificates, as appropriate, evidencing the balance, if any, of the Warrants remaining after such exercise, (c) in case of a Book-Entry Warrant Certificate, the notation that shall be made to the records maintained by the Depository, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance, if any, of the Warrants remaining after such exercise and (d) such other information as the Company or such transfer agent and registrar shall reasonably require. The Warrant Agent shall deliver any objection to any Notice of Exercise Form within one (1) Trading Day of receipt of such notice. The Holder and any assignee, by acceptance of the applicable Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant shares thereunder, the number of Warrant shares available for purchase thereunder at any given time may be less than the amount stated on the face thereof.

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3.3.2           Issuance of Common Stock. Certificates for shares of Common Stock purchased pursuant to the exercise of any Warrant shall be transmitted by the Company’s transfer agent (the “Transfer Agent”) to the Holder or the Participant by crediting the account of the Holder’s or the Participant’s prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant shares to or resale of the Warrant shares by Holder or the Participant or (B) the Warrant is being exercised via cashless exercise, and otherwise by physical delivery to the address specified by the Holder or the Participant in the Notice of Exercise by the date that is three (3) Trading Days after the latest of (A) the delivery to the Warrant Agent of the Notice of Exercise by the Holder or, in the case of a Participant, the proper delivery of the Notice of Exercise by the Participant in accordance with the Depository’s procedures, (B) surrender of the Warrant Certificate and (C) payment of the aggregate Exercise Price as set forth above and in the Warrant Certificate (including by cashless exercise, if permitted) (such date, the “Warrant Share Delivery Date”). It is hereby understood that if an effective registration statement is not available at the time a Notice of Exercise is delivered by a Holder or a Participant to the Warrant Agent, the Warrant Agent shall require an opinion of counsel prior to delivery of the Warrant shares via DWAC. The Warrant shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised, with payment to the Company of the Exercise Price (or by cashless exercise, if permitted) and all taxes required to be paid by the Holder, if any, pursuant to Section 2(d)(vi) prior to the issuance of such shares, having been paid. If the Company fails for any reason to deliver to the Holder certificates evidencing the Warrant shares subject to a Notice of Exercise by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant Share Delivery Date until such certificates are delivered or Holder rescinds such exercise. If the Warrants are not delivered by the Warrant Share Delivery Date, the Warrant Agent shall immediately notify the Company of the untimely delivery, the Warrant Share Delivery Date and the date of the delivery of the Warrant shares to facilitate the Company’s payment of any damages associated therewith. For purposes of this Section 3.3.2, the certificates evidencing the Warrant shares subject to a Notice of Exercise shall include delivery through book-entry records.

3.3.3           Delivery of New Warrants Upon Exercise. If the Warrant shall have been exercised in part, the Warrant Agent shall, upon surrender of the Warrant Certificate, deliver to the Holder a new Warrant Certificate, which may be in electronic form, evidencing the rights of the Holder to purchase the unpurchased Warrant shares called for by the Warrant, which new Warrant shall in all other respects be identical with the surrendered Warrant.

3.3.4           Rescission Rights.  If the Transfer Agent does not transmit to the Holder a certificate or the certificates representing the Warrant shares pursuant to Section 2(d)(i) of the Warrant Certificate by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

3.3.5           Charges, Taxes and Expenses. Issuance of certificates for Warrant shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for Warrant shares are to be issued in a name other than the name of the Holder, the Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached to the Warrant Certificate duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise.

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3.3.6           Valid Issuance. All shares of Common Stock issued upon the proper exercise or surrender of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.7           Date of Issuance. Each person or entity in whose name any such certificate for shares of Common Stock is issued shall, for all purposes, be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of the Warrants, pursuant to the terms thereof.

3.3.8           Holder’s Exercise Limitations. A Holder shall not have the right to exercise any portion of the Warrant, and neither the Warrant Agent nor the Company shall be obligated to effect any exercise of the Warrant to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of the Warrant beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalent) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that neither the Warrant Agent nor the Company is representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this section applies, the determination of whether the Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of the portion of the Warrant that is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination that the Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) with respect to the portion of the Warrant exercised as set forth in the Notice of Exercise, in each case subject to the Beneficial Ownership Limitation, and neither the Warrant Agent nor the Company shall have any obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this section, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Warrant, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of the Warrant. The Holder, upon not less than 61 days’ prior notice to the Warrant Agent, may increase or decrease the Beneficial Ownership Limitation provisions of this section. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Warrant Agent and the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this section to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of the Warrant.

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4.          Adjustments.

4.1           Notices of Changes in Warrant. Potential adjustments are set forth in the Warrant Certificate. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any such adjustment, and upon notice from the Company to the Warrant Agent, the Warrant Agent shall give written notice to each Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event and setting forth a brief statement of facts requiring such adjustment. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.2           Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and (z) the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to exercise the Warrants during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

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4.3           No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, no fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Warrants.  As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Warrant Agent shall, at the Company’s election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Warrant Price or round up to the next whole share.

4.4           Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may, at any time, in its sole discretion, make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.5           Calculations. All calculations under Section 3 of the Warrant Certificate shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of that section, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

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5.          Transfer and Exchange of Warrants.

5.1           Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant into the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed, at the principal office of the Warrant Agent or its designated agent, together with a written assignment of the Warrant substantially in the form attached thereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, a new Warrant or Warrants in the name of the assignee or assignees, as applicable, representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon the Company’s request.

5.2           Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and, thereupon, the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or in any Book-Entry Warrant Certificate, each Book-Entry Warrant Certificate may be transferred only in whole and only to the Depository, to another nominee of the Depository, to a successor depository, or to a nominee of a successor depository; provided further, however, that, in the event a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and shall issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3           Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.

5.4           Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose.

6.          Other Provisions Relating to Rights of Holders of Warrants.

6.1           No Rights as Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

6.2           Lost, Stolen Mutilated or Destroyed Warrants. The Company covenants that upon receipt by the Company, Warrant Agent or Transfer Agent, as applicable, of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of the Warrant or any stock certificate relating to the Warrant shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Warrant Agent or Transfer Agent, as applicable, will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

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6.3           Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.          Concerning the Warrant Agent and Other Matters.

7.1           Payment of Taxes. Subject to Section 3.3.5 hereof, the Company will, from time to time, promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants.

7.2           Resignation, Consolidation, or Merger of Warrant Agent.

7.2.1           Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint, in writing, a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation in good standing in the State of New York, with its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authorities. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but, if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and, upon request of any successor Warrant Agent, the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties and obligations.

7.2.2           Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

7.2.3           Merger or Consolidation of Warrant Agent. Any company into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act on the part of the Company or the Warrant Agent.

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7.3           Fees and Expenses of Warrant Agent.

7.3.1           Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as Warrant Agent hereunder as set forth on Exhibit B hereto and shall reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

7.3.2           Further Assurances. The Company and the Warrant Agent agree to perform, execute, acknowledge and deliver, or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent or the Company for the carrying out or performing of the provisions of this Agreement.

7.4           Liability of Warrant Agent.

7.4.1           Reliance on Company Statement. Whenever, in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

7.4.2           Indemnity. The Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s negligence, willful misconduct or bad faith.

7.4.3           Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant Certificate; nor shall it be responsible to make any adjustments required under the provisions of the Warrant Certificate or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it, by any act hereunder, be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will when issued be validly issued and fully paid and nonassessable.

7.5           Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of the Company’s Common Stock through the exercise of the Warrants.

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8.          Miscellaneous Provisions.

8.1           Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

8.2           Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight courier service, or if sent by registered or certified mail or private courier service, within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

Microlin Bio, Inc.

135 E. 57th St., 12th Floor

New York, NY 10022

Attn: Joseph Hernandez, Chief Executive Officer

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight courier service, or if sent by registered or certified mail or private courier service, within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

VStock Transfer, LLC
18 Spruce Place
Woodmere, NY 11598
Attn: Warrant Department

Any notice, sent pursuant to this Agreement shall be effective, if delivered by hand, upon receipt thereof by the party to whom it is addressed, if sent by overnight courier, on the next business day of the delivery to the courier, and if sent by registered or certified mail on the third day after registration or certification thereof

8.3           Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

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8.4           Examination of this Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his, her or its Warrant Certificate for inspection.

8.5           Counterparts- Facsimile Signatures. This Agreement may be executed in any number of counterparts, and each of such counterparts shall, for all purposes, be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. Facsimile signatures shall constitute original signatures for all purposes of this Agreement.

8.6           Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

8.7           Amendments.

8.7.1           This Agreement may be amended by the parties hereto, without the consent of any of the Holders, for the purpose of (i) curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein, or making any other provisions with respect to matters or questions arising under this Agreement that is not inconsistent with the provisions of this Agreement or the Warrant Certificates, (ii) evidencing the succession of another company to the Company and the assumption by any such successor of the covenants of the Company contained in this agreement and the Warrant Certificates, (iii) evidencing and providing for the acceptance of appointment by a successor Warrant Agent with respect to the Warrants, (iv) adding to the covenants of the Company for the benefit of the Holders or surrendering any right or power conferred upon the Company under this Agreement, or (v) amending this Agreement and the Warrant Certificates in any manner that the Company may deem to be necessary or desirable and that will not adversely affect the interests of the Holders in any material respect.

8.7.2           In the event that Section 8.7.1 does not apply, the Company and the Warrant Agent may amend this Agreement and the Warrant Certificates by executing a Supplemental Agreement with the consent of the Holders of not fewer than a majority of the unexercised Warrants affected by such amendment, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders under this Agreement; provided, however, that, without the consent of each of the Warrant holders affected thereby, no such amendment may be made that (i) changes the Warrants so as to reduce the number of shares purchasable upon exercise of the Warrants or so as to increase the Warrant Price (other than pursuant to the adjustment provisions set forth in the Warrant Certificate), (ii) shortens the period of time during which the Warrants may be exercised, (iii) otherwise adversely affects the exercise rights of the Holders in any material respect, or (iv) reduces the number of unexercised Warrants the holders of which must consent for amendment of this Agreement or the Warrants.

8.8           Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

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IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

MICROLIN BIO, INC.

By:
Joseph Hernandez
Chief Executive Officer

VSTOCK TRANSFER, LLC

By:

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EXHIBIT A

Form of Warrant Certificate

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EXHIBIT B

Warrant Agent Fees

Monthly Maintenance Fee

Our monthly maintenance fee is calculated based upon the number of record shareholders per class or series of Warrants:

o	Monthly Maintenance of 1-99 Registered Holder	$99 per month
o	Monthly Maintenance of 100-200 Registered Holder	$150 per month
o	Monthly Maintenance of 200-300 Registered Holder	$299 per month
o	Monthly Maintenance of 300-500 Registered Holder	$399 per month
o	Monthly Maintenance of 500+ Registered Holder	$749 per month

Service Fees

The following are a sample of services provided on a per transaction fee basis as set forth below:

o	Per Warrant Exercise	$45.00
o	Issuance Per Warrant	$35.00
o	Replacement of Lost or Stolen Warrant	$50.00 (paid by Registered Holder)
o	Lost Registered Holder search (if needed)	$5.00 per Registered Holder per search
o	Escheatment (if needed)	$50.00 per Registered Holder

Other Costs and Excluded Services

The company will be billed separately at cost for certain out-of-pocket expenses such as postage and courier fees.

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